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Exhibit 99.5

Consent of Morgan Stanley & Co. Incorporated

        We hereby consent to the use in Amendment no. 3 to the Registration Statement of NYSE Euronext, Inc. on Form S-4 and in the Prospectuses that are a part of the Registration Statement, of our opinion dated November 23, 2006 appearing as Annex C to such Prospectuses, to the references to our opinion dated June 1, 2006, and to the description of such opinions and to the references to our name contained therein under the heading "Summary", "The Combination—Background of the Combination", "The Combination—Euronext's Reasons for the Combination", "The Combination—Opinions of Euronext's Financial Advisors", "The Combination—Certain Relationships and Related Party Transactions", "The Combination—Regulatory Approvals", "The Combination Agreement—The Exchange Offer—Mix and Match Elections". In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ CAROLINE SILVER Name: Caroline Silver Title: Vice Chairman, Managing Director

New York, New York
November 27, 2006

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Consent of Morgan Stanley & Co. Incorporated